Exhibit 4.5

GREAT ELM CAPITAL GROUP, INC.

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES]

Up to              Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Great Elm Capital Group, Inc. (the “Company”) of non-transferable rights to subscribe for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Right Holders”) as of 5:00 p.m., New York City time, on                          , 2016 (the “Record Date”).

The Company will distribute to you one non-transferable right for every share of Common Stock that you own on the Record Date. As described in the Prospectus, Rights Holders will receive one right for each share of Common Stock owned on the Record Date to purchase              shares of Common Stock at the subscription price of $         per whole share of Common Stock (the “Basic Subscription Privilege”).

Holders who fully exercise their Basic Subscription Privilege will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the “Over-Subscription Privilege”). The Over-Subscription Privilege allows a rights holder to subscribe for additional shares of Common Stock. If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full so long as the rights holder does not receive more than their pro rata share of those available additional shares and other ownership thresholds are not exceeded.  The Basic Subscription Privileges and Over-Subscription Privileges are collectively referred to as the “Rights.”

The Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on                         , 2016 and ends at 5:00 p.m., New York City time, on                         , 2016, unless extended by the Company (as it may be extended, the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on Nasdaq or any other securities exchange or automated quotation system.

Holders are not required to exercise any or all of their respective subscription rights. Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in this offering.

The Rights are evidenced by a subscription certificate (a “Subscription Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of the Company’s Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date.

We are asking persons who hold shares of Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Privilege, whether the Rights exercised pursuant to the Subscription Privilege on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	Prospectus, dated , 2016,

2.	A form of letter which may be sent to beneficial holders of Common Stock; and

3.	A Notice of Guaranteed Delivery.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent ●.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.